Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effects of (i) the acquisition of LifeWatch AG (“LifeWatch”) which was completed on July 12, 2017, (ii) a financing transaction, also completed on July 12, 2017, in which a portion of the proceeds from the Credit Agreement were used as part of the cash consideration for the LifeWatch acquisition and (iii) the Telcare Inc. (“Telcare”) acquisition, which was completed on December 1, 2016. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition and financing transaction (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of operations.

The unaudited pro forma condensed combined balance sheet is based on the individual historical balance sheet of BioTelemetry, Inc., together with its wholly-owned subsidiaries (“BioTelemetry”), and LifeWatch, as of March 31, 2017, and has been prepared to reflect the effects of the LifeWatch acquisition as if it occurred on March 31, 2017. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the three months ended March 31, 2017 combine the historical results and operations of BioTelemetry, including its December 1, 2016 acquisition of Telcare Inc. (“Telcare”), and LifeWatch, giving effect to the transactions as if they occurred on January 1, 2016.

The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the completion of the transactions, including, but not limited to, the anticipated realization of ongoing savings from operating synergies and certain one-time charges BioTelemetry currently expects to incur in connection with the transactions, including, but not limited to, costs in connection with integrating the operations of LifeWatch or Telcare. These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the acquisition and financing transaction been completed on the assumed date or for the periods presented, or which may be realized in the future.

To produce the pro forma financial information, Telcare and LifeWatch assets and liabilities were adjusted to their estimated fair values. The preliminary purchase price allocation for the acquisitions was made using the Company’s best estimates of fair value, which are dependent upon certain valuation and other analyses that are not yet final. As a result, the unaudited pro forma purchase price adjustments related to the transactions are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed during the applicable measurement period under ASC 805 (up to one year from the acquisition date). There can be no assurances that any final valuations will not result in material adjustments to the preliminary estimated purchase price allocation. The preliminary unaudited pro forma accounting for the business combination has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•                  the accompanying notes to the unaudited pro forma condensed combined financial statements;

•                  BioTelemetry’s audited financial statements and related notes contained within BioTelemetry’s Annual Report on Form 10-K for the year ended December 31, 2016;

•                  BioTelemetry’s Form S-3 filed with the Securities and Exchange Commission on February 23, 2017, reflecting the Telcare acquisition in the unaudited condensed combined pro forma financial information for the year ended December 31, 2016;

•                  BioTelemetry’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017;

•                  The LifeWatch Financial Statements included within this Form 8-K/A filed on September 22, 2017

Biotelemetry, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2017

(In thousands)

	Historical BioTelemetry	Historical LifeWatch	LifeWatch Pro Forma Adjustments		Pro Forma BioTelemetry Combined
Assets
Current assets:
Cash and cash equivalents	$25,098	$3,080	$5,356	4a	$33,534
Healthcare accounts receivable, net	17,717	13,283	—		31,000
Other accounts receivable, net	13,633	249	—		13,882
Inventory	4,323	2,160	—		6,483
Prepaid expenses and other current assets	3,267	3,753	—		7,020
Total current assets	64,038	22,525	5,356		91,919
Property and equipment, net	26,443	23,648	—	4b	50,091
Intangible assets, net	32,574	1,258	120,041	4c	153,873
Goodwill	41,049	14,976	164,183	4d	220,208
Deferred tax asset	37,271	18,600	(47,246)	4e	8,625
Other assets	3,200	974	—		4,174
Total assets	204,575	81,981	242,334		528,890

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	12,888	6,849	—		19,737
Accrued liabilities	14,548	7,703	10,674	4f	32,925
Current portion of capital lease obligations	113	2,673	—		2,786
Current portion of long-term debt	1,563	732	513	4g	2,808
Other current liabilities	—	50	—		50
Deferred revenue	4,738	3,678	—	4h	8,416
Total current liabilities	33,850	21,685	11,187		66,722
Long-term capital lease obligations	110	3,177	—		3,287
Long-term debt	23,341	—	173,646	4g	196,987
Deferred tax liability	—	—	1,516	4e	1,516
Other long-term liabilities	4,369	909	—		5,278
Total liabilities	61,670	25,771	186,349		273,790
Commitments and Contingencies
Equity:
Common shares	29	—	4	4i	33
Additional paid-in capital	285,435	193,805	(77,017)	4i	402,223
Accumulated other comprehensive loss	(33)	(451)	451	4j	(33)
Accumulated deficit	(142,526)	(136,692)	126,018	4k	(153,200)
Capital reserve	—	70	(70)		—
Treasury shares	—	(98)	98		—
Total stockholders’ equity	142,905	56,634	49,484		249,023
Noncontrolling interests	—	(424)	6,501	4l	6,077
Total equity	142,905	56,210	55,985		255,100
Total liabilities and equity	$204,575	$81,981	$242,334		$528,890

See accompanying notes to the unaudited pro forma condensed combined financial information

BioTelemetry, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2017

(In thousands, except share and per share data)

	Historical BioTelemetry	Historical LifeWatch	LifeWatch Pro Forma Adjustments		Pro Forma BioTelemetry Combined
Revenues
Healthcare	$42,511	$29,141	$—		$71,652
Research	9,324	—	—		9,324
Technology	4,046	51	—		4,097
Total revenues, net	55,881	29,192	—		85,073

Cost of revenues
Healthcare	14,648	14,797	—		29,445
Research	5,571	—	—		5,571
Technology	2,753	276	—		3,029
Total cost of revenues	22,972	15,073	—		38,045

Gross profit	32,909	14,119	—		47,028

Operating Expenses:
General and administrative	15,917	7,662	3,211	4m	26,790
Sales and marketing	7,701	5,402	—		13,103
Bad debt expense	2,791	1,350	—		4,141
Research and development	2,433	486	—		2,919
Other charges	1,739	600	(1,675)	4n	664
Total Operating Expenses	30,581	15,500	1,536		47,617

Income (loss) from operations	2,328	(1,381)	(1,536)		(589)
Interest and other loss, net	(2,998)	(136)	(2,197)	4o	(5,331)

Income (loss) before taxes	(670)	(1,517)	(3,733)		(5,920)
Income tax (expense) benefit	866	620	1,531	4p	3,017
Net income (loss)	196	(897)	(2,202)		(2,903)
Amounts attributable to noncontrolling interests	—	(260)	(8)	4q	(268)
Net Income (loss) attributable to BioTelemetry	$196	$(637)	$(2,194)		$(2,635)

Basic net income (loss) per share	$0.01				$(0.08)
Shares used in computing basic net income (loss) per share	28,429,289		3,615,840		32,045,129
Diluted net income (loss) per share	$0.01				$(0.08)
Shares used in computing diluted net income (loss) per share	31,315,317		3,615,840		34,931,157

See the accompanying notes to the unaudited pro forma condensed combined financial information

BioTelemetry, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

(In thousands, except share and per share data)

	Historical BioTelemetry	Historical Telcare For The Eleven Months Ended November 30, 2016	Telecare Pro Forma Adjustments		Pro Forma Combined (Post Telcare Acquisition)	Historical LifeWatch	LifeWatch Pro Forma Adjustments		Pro Forma BioTelemetry Combined
Revenues
Healthcare	$165,664	$—	$—		$165,664	$114,382	$—		$280,046
Research	32,565	—	—		32,565	—	—		32,565
Technology	10,103	4,406	(292)	5a	14,217	(550)	—		13,667
Total revenues, net	208,332	4,406	(292)		212,446	113,832	—		326,278
Cost of revenues
Healthcare	53,559	—	—		53,559	51,313	—		104,872
Research	18,395	—	—		18,395	—	—		18,395
Technology	6,928	1,467	—		8,395	5,779	—		14,174
Total cost of revenues	78,882	1,467	—		80,349	57,092	—		137,441

Gross profit	129,450	2,939	(292)		132,097	56,740	—		188,837

Operating Expenses:
General and administrative	55,877	2,184	(2)	5a,b,c,f,g,h	58,059	31,941	9,563	4m	99,563
Sales and marketing	28,636	1,318	(31)	5b,d	29,923	21,098	—		51,021
Bad debt expense	9,931	—	—		9,931	—	—		9,931
Research and development	8,355	2,913	(434)	5b,c,d	10,834	5,658	—		16,492
Other charges	8,639	258	(822)	5e,h	8,075	5,715	—	4n	13,790
Total Operating Expenses	111,438	6,673	(1,289)		116,822	64,412	9,563		190,797

Income (loss) from operations	18,012	(3,734)	997		15,275	(7,672)	(9,563)		(1,960)
Interest and other loss, net	(2,242)	(83)	86	5f	(2,239)	(1,394)	(7,026)	4o	(10,659)

Income (loss) before taxes	15,770	(3,817)	1,083		13,036	(9,066)	(16,589)		(12,619)
Income tax (expense) benefit	37,667	—	131	5i	37,798	(2,724)	6,801	4p	41,875
Share in losses of affiliate company	—	—	—		—	(1,612)	—		(1,612)
Net income (loss)	53,437	(3,817)	1,214		50,834	(13,402)	(9,788)		27,644
Amounts attributable to noncontrolling interests	—	—	—		—	—	(58)	4q	(58)
Net Income (loss) attributable to BioTelemetry	$53,437	$(3,817)	$1,214		$50,834	$(13,402)	$(9,730)		$27,702

Basic net income (loss) per share	$1.91								$0.88
Shares used in computing basic net income (loss) per share	27,920,150						3,615,840		31,535,990
Diluted net income (loss) per share	$1.75								$0.81
Shares used in computing diluted net income (loss) per share	30,489,081						3,615,840		34,104,921

See the accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. BACKGROUND

On July 12, 2017, the Company acquired approximately 97.0% of the outstanding shares of LifeWatch for aggregate consideration of 3,615,840 shares of BioTelemetry Common Stock and cash in the amount of CHF159,283,341 (approximately $165.8 million USD). The Company intends to acquire the remaining untendered LifeWatch Shares pursuant to a short-form merger or a squeeze-out procedure in accordance with Swiss law and takeover regulation. Through September 13, 2017, Cardiac purchased 191,114 additional shares of LifeWatch for cash consideration of CHF 2,900,636 (approximately $3.0 million USD).

Also on July 12, 2017, in connection with the closing of the acquisition of LifeWatch, the Company entered into a Credit Agreement (the “Financing”) with Suntrust Bank, as agent (the “Agent”) for the lenders (the “Lenders”), and as a Lender and swingline lender. Pursuant to the Credit Agreement, the Lenders agreed to make loans to the Company as follows; (i) a term loan (funded on July 12, 2017) in an aggregate principal amount equal to $205 million, the proceeds of which were used to (a) refinance existing indebtedness of the Company and its subsidiaries (including indebtedness of LifeWatch) in the amount of approximately $28 million, (b) pay a portion of the cash consideration for the acquisition of LifeWatch, and (c) pay related transaction fees and expenses of the acquisition of LifeWatch; and (ii) a $50 million revolving credit facility for ongoing working capital purposes, which remains undrawn. The term loan will be repaid in quarterly installments beginning January 1, 2018, with the remaining principal balance repaid on or before July 12, 2022.

2. BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements were prepared in accordance with generally accepted accounting principles in the United States and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma financial position and results of operations of the combined companies based upon the historical information after giving effect to the LifeWatch Acquisition and Financing and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the LifeWatch acquisition and Financing had occurred on March 31, 2017; and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the three months ended March 31, 2017 are presented as if the LifeWatch acquisition and Financing had occurred on January 1, 2016. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 also presents the acquisition of Telecare, Inc. and subsidiary (“Telcare”), completed December 1, 2016, as if it had occurred on January 1, 2016.

The historical results of LifeWatch have been derived from their respective audited financial statements for the year ended December 31, 2016 and unaudited financial information for the three months ended March 31, 2017; and the historical results of BioTelemetry have been derived from audited financial statements for the year ended December 31, 2016, and unaudited financial information for the three months ended March 31, 2017. The historical results of Telcare are included in the historical results of BioTelemetry beginning December 1, 2016.

The unaudited pro forma condensed combined financial information does not reflect pro forma adjustments for ongoing cost savings that BioTelemetry expects to and/or has achieved as a result of the Telcare and LifeWatch acquisitions or the costs necessary to achieve these costs savings or synergies.

3. LIFEWATCH ACQUISITION—PRELIMINARY CONSIDERATION TRANSFERRED AND PRELIMINARY FAIR VALUE OF ASSET ACQUIRED

The LifeWatch acquisition has been reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combinations (“ASC 805”) with BioTelemetry treated as the accounting acquirer. In accordance with ASC 805, the assets acquired have been measured at fair value based on various preliminary estimates. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the LifeWatch acquisition may differ materially from the information presented herein. These estimates are subject to change pending further review of the fair value of assets acquired.

For purposes of measuring the estimated fair value, where applicable, of the assets acquired as reflected in the unaudited pro forma condensed combined financial information, the guidance in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) has been applied, which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

The total estimated consideration to be transferred in the acquisition is comprised of the following (in thousands of U.S. dollars):

Cash consideration on July 12, 2017 acquisition date (i)	$165,782
Cash consideration for additional ownership interest (ii)	3,021
Fair value of BioTelemetry common stock issued (iii)	116,792
Fair value of consideration transferred	$285,595

(i)                Cash consideration consisted of CHF 159,283 translated to U.S. dollars using an exchange rate of 1.041.

(ii)             Cash consideration for additional purchases of untendered LifeWatch shares subsequent to July 12, 2017 through August 23, 2017 consisted of CHF 2,901 translated to U.S. dollars using the exchange rate on the date of each share purchase.

(iii)          The fair value of common stock issued is calculated as 3,615,840 shares of BioTelemetry stock at the July 12, 2017 closing price of $32.30 per share.

The following is a summary of the preliminary estimated fair values of the net assets acquired as if the transaction had occurred on March 31, 2017 (in thousands of U.S. dollars):

	Amount (in thousands of USD)	Weighted average useful life
Fair value of assets acquired
Current assets:
Cash and cash equivalents	$3,080
Healthcare accounts receivable, net	13,283
Other accounts receivable, net	249
Inventory	2,160
Prepaid expenses and other current assets	3,753
Property and equipment, net	23,648
Deferred tax asset	18,600
Other assets	974
Identifiable intangible assets	121,299	8.9 years
Total assets acquired	$187,046

Fair value of liabilities assumed
Accounts payable	$6,849
Accrued liabilities	7,703
Current portion of capital lease obligations	2,673
Current portion of long-term debt	732
Other current liabilities	50
Deferred revenue	3,678
Long-term capital lease obligations	3,177
Long-term debt	—
Other long-term liabilities	909
Deferred tax liability	48,762
Noncontrolling interest	(424)
Total liabilities assumed	74,109
Fair value of noncontrolling interest	6,501
Total identifiable net assets	106,436
Fair value of consideration transferred	285,595
Goodwill	$179,159

Management has made preliminary allocation estimates based on currently available information. The final determination of the accounting for the business combination is anticipated to be completed as soon as practicable. Management anticipates that the valuations of the acquired assets will consist of discounted cash flow analyses and other appropriate valuation techniques to determine the fair value of the assets acquired.

The amounts allocated to intangible assets in the Acquisition could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of the assets acquired or an increase in the liabilities assumed from those preliminary valuations presented in these unaudited pro forma condensed combined financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Acquisition. In addition, if the value of the acquired intangible assets or fixed assets is higher than the preliminary indication, it may result in higher amortization or depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

4. LIFEWATCH ACQUISITION—PRO FORMA ADJUSTMENTS

The preliminary pro forma adjustments included in the unaudited pro forma condensed combined financial statements related to the acquisition are as follows:

(a)Cash and cash equivalents—Adjustment reflects the preliminary net adjustment to cash in connection with the acquisition and Financing (in thousands of U.S. dollars):

Proceeds from term loan	$205,000
Cash consideration transferred (i)	(168,803)
Debt issuance costs incurred related to financing	(5,937)
Repayments of indebtedness of Company (ii)	(24,904)
Pro forma adjustment - cash	$5,356

(i)       The cash consideration transferred includes the initial cash payment of CHF 159,283 made on July 12, 2017, translated into U.S. dollars using an exchange rate of 1.041, as well as cash of CHF 2,901 paid to acquire 191,114 additional LifeWatch shares through August 23, 2017, translated into U.S. dollars using the exchange rate on the date of each additional share purchase.

(ii)    Repayments of indebtedness in the table above reflect the debt balances outstanding as of March 31,2017 of $24,904 for BioTelemetry. The actual amount paid off at closing of the transaction was a total of $27,904. This increase is primarily due to LifeWatch borrowing approximately $3,000 against its credit facility prior to closing of the transaction.

(b)Property and equipment, net—No preliminary adjustment has been made to property and equipment. The Company is continuing to assess the valuation of property and equipment and any increase or decrease in the fair value of the acquired property and equipment would result in a corresponding decrease or increase to goodwill and an increase or decrease in depreciation expense.

(c)Intangible assets, net— Adjustment reflects the preliminary fair market value related to the identifiable intangible assets acquired in the LifeWatch acquisition (in thousands of U.S. dollars):

Identifiable intangible assets acquired:
Customer relationships	$84,909
Technology	24,260
Indefinite-lived trade name	12,130
Total	$121,299

(d)Goodwill—Adjustment reflects the preliminary estimated adjustment to goodwill as a result of the LifeWatch acquisition. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the asset acquired and liabilities assumed as described in Note 3. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable primarily to strategic and synergistic opportunities. The preliminary goodwill balance is calculated as follows (in thousands of U.S. dollars):

Consideration transferred	$285,595
Less: Fair value of net assets to be acquired	106,436
Total	$179,159

(e)Deferred taxes—Based on the preliminary fair value of identifiable intangible assets acquired, the Company recorded a pro forma adjustment for a deferred tax liability in the pro forma balance sheet as of March 31, 2017 representing the basis difference of the intangible assets for tax and book purposes. The pro forma adjustment related to deferred taxes is presented separately based on taxing jurisdiction in which the basis difference has been recorded. For basis differences in the US, a combined U.S. federal and state statutory income tax rate of 41% was applied. For basis differences in Israel, the Israeli statutory income tax rate of 25% was applied. The US adjustment results in a combined deferred tax asset of $8,625. The Israeli adjustment results in a combined deferred tax liability of $1,516.

(f)Accrued liabilities—Adjustment reflects an increase in accrued liabilities for transaction costs incurred by BioTelemetry and LifeWatch subsequent to March 31, 2017.

(g)Current and long-term debt, net—Adjustment reflects an increase in long-term debt of $205 million that was borrowed under the credit agreement, net of debt issuance costs. Proceeds from the term loan were used to finance a portion of the cash payment for the LifeWatch acquisition, pay related transaction related costs and refinance the indebtedness of the Company, including LifeWatch. Beginning January 1, 2018, the principal amount of the term loan will be repaid, on a quarterly basis, in installments of $513, plus accrued interest; this amount is shown as a current liability, with the remaining balance within long-term liabilities. The preliminary pro forma adjustment to debt is calculated as follows (in thousands of U.S. dollars):

Current and long-term debt
Proceeds from term loan	$205,000
less payoff of existing BioTelemetry debt, net	(24,904)
less debt issuance costs	(5,937)
Pro forma adjustment - debt	$174,159

(h)Deferred revenue—Deferred revenue in an acquisition is recorded to the extent that it relates to a legal performance obligation assumed by the acquirer. No preliminary adjustment has been made to deferred revenue, as the Company is continuing to assess its valuation. Any potential decrease to the deferred revenue balance would result in a decrease to goodwill recorded in the acquisition.

(i)Common shares and Additional paid-in capital—Adjustment to Common shares reflects the $4 par value of the BioTelemetry shares issued in the acquisition of LifeWatch. Adjustment to Additional paid-in capital reflects a decrease to remove the LifeWatch historical additional paid-in capital, partially offset by an increase of $116,788 reflecting the fair value of the shares issued in the acquisition of LifeWatch, less the amount allocated to Common shares.

(j)Accumulated other comprehensive loss—Adjustment reflects an increase to remove the LifeWatch historical accumulated other comprehensive loss balance.

(k)Accumulated deficit—Adjustment reflects a decrease to remove the LifeWatch historical accumulated deficit, partially offset by an increase of $10,674 based on the estimated transaction costs to be incurred by the Company subsequent to March 31, 2017 related to the LifeWatch acquisition.

(l)Noncontrolling interests—Adjustment reflects $6,501, representing the fair value of the 2.30% of LifeWatch shares that were not acquired by the Company on July 12, 2017 and through September 13, 2017. The Company expects to complete the acquisition of the remaining untendered shares pursuant to a short-form merger or a squeeze-out procedure in accordance with Swiss law and takeover regulation.

(m)Amortization of intangibles assets—Reflects the preliminary adjustment to the amortization expense associated with the fair value of the identifiable intangible assets acquired in the LifeWatch acquisition, over their estimated useful lives. The preliminary pro forma adjustment to amortization expense is calculated as follows (in thousands of U.S. dollars):

Intangible Assets	Estimated Useful Life (years)	Preliminary fair value	Amortization Expense for the year ended December 31, 2016	Amortization Expense for the three months ended March 31, 2017
Customer relationships	10	$84,909	$8,491	$2,123
Acquired technology	5	24,260	4,852	1,213
Trade name		12,130	—	—
Total		121,299	13,343	3,336
Less: LifeWatch historical intangibles and amortization expense (i)		(1,258)	(3,780)	(125)
Pro forma adjustment - intangibles and amortization expense		$120,041	$9,563	$3,211

The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over the estimated useful life of the LifeWatch intangible assets. The amortizable life reflects the period over which the asset is expected to provide material economic benefit.

(n)Other charges— Adjustment of $1,675 for the three months ended March 31, 2017 reflects the removal of transaction expenses incurred related to the LifeWatch acquisition. There were no transaction expenses for the year ended December 31, 2016. These expenses are directly attributable to the acquisition and are not expected to have a continuing impact on the Company; therefore, they have been removed for the purposes of the pro forma statements of operations.

(o)Interest expense—Reflects the adjustment to interest expense associated with the financing transaction completed on July 12, 2017, in conjunction with the acquisition. The pro forma adjustment for interest expense is as follows (in U.S. dollars):

	Interest expense for the year ended December 31, 2016	Interest expense for the three months ended March 31, 2017
Historical BioTelemetry interest expense	$(242)	$(54)
Write off of unamortized debt issuance costs in refinancing at closing	651	597
Interest expense on new debt	6,617	1,654
Pro forma adjustment	$7,026	$2,197

Interest expense on the new term loan was calculated using an initial interest rate of 3.228% per annum. The indebtedness of LifeWatch that was paid off with proceeds from the BioTelemetry Financing was not outstanding at March 31, 2017 or December 31, 2016, therefore, no pro forma adjustment to LifeWatch historical interest has been made.

(p)Income tax expense (benefit)—Adjustment reflects the income tax impacts of the pro forma adjustments made to the pro forma statements of operations using a statutory rate of 41%. This rate reflects the U.S. federal and state statutory tax rates, as the majority of the Company’s operations are in the U.S. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma financial statements for a variety of reasons, including post-acquisition activities.

(q)Noncontrolling interests—Adjustment reflects the amount of income or loss attributable to the noncontrolling interests, including the impact of the pro forma adjustments, representing approximately 2.30% of the LifeWatch shares not acquired by BioTelemetry on July 12, 2017 and through September 13, 2017.

5. TELCARE ACQUISITION—PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(a)Revenues—Adjustment to eliminate revenues recognized related to a change in the accounting for certain outstanding accounts receivable for a significant customer. In 2016, Telcare entered into a note receivable with this customer which is included as an asset with an estimated fair value of approximately $2.1 million in the preliminary purchase price allocation. The note receivable is allocated between its current and long-term portions as a component of prepaid expenses and other current assets and other assets above. The adjustment also includes the elimination of related professional fees incurred to facilitate the note receivable.

(b)Employee related expenses—Adjustment for salaries, benefits and other employee-related expenses which are attributable to certain operations of Telcare not acquired by the Company as part of the Telcare Acquisition.

(c)Professional fees—Adjustment for professional fees which are attributable to certain operations of Telcare not acquired by the Company as part of the Telcare Acquisition.

(d)Rent and other facility charges—Adjustment to eliminate rent and other facility charges for locations not acquired by the Company as part of the Telcare Acquisition.

(e)Severance and other charges—Adjustment to eliminate severance and other charges which are attributable to certain operations of Telcare not acquired by the Company as part of the Telcare Acquisition.

(f)Interest expense—Adjustment to eliminate the interest expense of $0.1 million, and certain other charges, associated with Telcare’s historical debt. None of Telcare’s debt was assumed by the Company as a result of the Telcare Acquisition.

(g)Amortization expense—Adjustment to reflect amortization expense on acquired definite-lived intangible assets.

(h)Transaction costs—Adjustment to eliminate certain non-recurring transaction costs associated with the Telcare Acquisition, which are included in the historical results of the Company and Telcare.

(i)Tax benefit—Adjustment to reflect the tax benefit of the combined results of operations and pro forma adjustments at the Company’s historical effective tax rates of 4.8% before the year ended December 31, 2016. The pro forma presentation utilizes the Company’s historical effective tax rates due to significant net operating loss carryforwards that can be utilized to offset future taxable income for the Company. The Company maintained a full valuation allowance against the related deferred tax assets until December 31, 2016. The current effective tax rate primarily reflects alternative minimum tax assessments as well as certain book-to-tax differences for the Company’s indefinite-lived intangible assets.

The following table summarizes the impact of these pro forma adjustments to the operating expense classifications presented in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2016:

	General And Administrative	Sales And Marketing	Research And Development	Other Charges	Total
	(In Thousands)
a Note receivable	$(24)	$	$	$	$(24)
b Salaries, benefits and employee-related costs	(189)	(30)	(339)		(558)
c Professional fees	(137)		(94)		(231)
d Rent and other facility charges		(1)	(1)		(2)
e Severance and other charges				(218)	(218)
f Debt charges	(6)				(6)
g Amortization	440				440
h Transaction costs	(86)			(604)	(690)
	$(2)	$(31)	$(434)	$(822)	$(1,289)